Exhibit 8.1

One Shell Plaza 910 Louisiana Houston, Texas 7702-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING Brussels DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH San Francisco WASHINGTON

September 30, 2019

Höegh LNG Partners LP

Wessex House, 5th Floor

45 Reid Street

Hamilton, HM 12 Bermuda

Re:	Höegh LNG Partners LP Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as counsel to Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), in connection with the preparation and filing of a Prospectus (the “Prospectus”), forming part of the Registration Statement on Form F-3 filed by the Partnership with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), on September 30, 2019 (the “Registration Statement”). At your request, this opinion letter is being furnished to you for filing as Exhibit 8.1 to the Registration Statement.

This opinion is based on various facts and assumptions and is conditioned upon certain representations made by the Partnership as to factual matters through a representation letter certified by an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

-2-	September 30, 2019

Subject to the limitations, qualifications, and assumptions set forth herein and in the Registration Statement, we hereby confirm that all statements of legal conclusions contained in the discussion in the Prospectus under the captions “Material U.S. Federal Income Tax Considerations” and “Taxation of the Partnership” constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein. This opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.

Our opinion is based on our interpretation of the United States Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority, and administrative rulings and practice. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. Our opinion is rendered as of the effective date of the Registration Statement, and we assume no obligation to advise you of any change in fact, circumstances, or law that may alter, affect, or modify our opinion. In addition, our opinion is based on the assumption that the matters will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or any court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that any court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Material U.S. Federal Income Tax Considerations,” “Taxation of the Partnership” and “Legal Matters” in the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Sincerely,

/s/ Baker Botts L.L.P.